Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33- 54783, 33-54789, 33-61471, and 33-61473 of Gottschalks Inc. on Form S-8 of our report dated March 22, 2002 (April 30, 2002, as to the fourth paragraph of Note 7), appearing in this Annual Report on Form 10-K of Gottschalks Inc. for the year ended February 2, 2002.

/s/ Deloitte & Touche LLP

Fresno, California
May 3, 2002